UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION
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ExxonMobil

Taking on the world’s toughest energy challenges.TM

This year, shareholders will be asked to vote on a non-binding resolution to approve the compensation of the executive officers of Exxon Mobil Corporation as disclosed in the 2012 Proxy Statement. This vote is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. To assist you in casting your vote on this important subject, we have prepared the following summary to help explain how the compensation program supports the business goals of the Company. This summary should be read along with the more detailed disclosure in the proxy statement.

David S. Rosenthal

Vice President, Investor Relations and Secretary

Executive Compensation Overview

Please read this summary together with the more detailed information, including the Compensation Discussion and Analysis (CD&A), compensation tables, and narrative, in ExxonMobil’s proxy statement dated April 12, 2012, before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation.

Pay for Long-Term Performance

Linkage to the Business Model: ExxonMobil’s compensation program is unique in how it effectively links executive pay to the business model and the interests of long-term shareholders.

The business model is characterized by significant capital intensity, operations risk, and very long investment lead times that can span decades.

Long-Term Program Design: The compensation program achieves this linkage by granting more than half of annual compensation in the form of restricted stock, with 50 percent of the shares not vesting until five years after grant and the remaining 50 percent not vesting until 10 years after grant or retirement, whichever is later. The basis for the size of grants includes a rigorous annual performance assessment of individual executives.

Hold Through Retirement: These vesting periods on restricted stock are not accelerated upon retirement, which means that a substantial portion of an executive’s compensation will continue to be held in the form of ExxonMobil stock for many years after the executive retires.

Risk of Forfeiture: In the oil and gas industry, management decisions on large, capital-intensive projects affect financial and operating results for decades into the future. Thus, the holding periods and the risk of forfeiture of these stock-based awards extend beyond retirement.

Alignment with Long-Term Shareholders:

This compensation strategy puts the value of an executive’s compensation at risk in a way that is similar to the risk assumed by long-term shareholders, and it ensures that business decisions made by executives are consistent with the priorities of long-term shareholders.

Holding Periods Exceeds Comparators: When all categories of annually granted compensation are combined – salary, bonus, incentive plan pay, and stock – the long-term orientation of ExxonMobil’s compensation program far exceeds the holding periods of our comparator companies, with more than 80 percent of annual CEO compensation granted by ExxonMobil at risk of forfeiture. As indicated by the graph below, the holding periods for ExxonMobil are 2.5 times the median of our comparator companies.

Holding Periods of Annually Granted Compensation (1)

Comparator Companies ExxonMobil

(years)

6 5.9

5

4

3

2.3

2.5

2

1

Median 75th Percentile ExxonMobil

(1) This chart shows the dollar-weighted average time from grant to actual realization of the CEO’s annual pay (salary, bonus, incentive awards, and equity). For this purpose, it is assumed that annual salary and bonus are paid in one year; performance-based awards are paid at target levels at the end of the performance period; and that options and other equity awards are paid or exercised at grant-date value on each vesting date. Annual pension accrual and all other compensation are excluded. Comparator companies consist of: AT&T, Boeing, Chevron, ConocoPhillips, General Electric, Hewlett-Packard, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. These comparator companies have been selected based on their alignment with ExxonMobil’s current business circumstances, as described in more detail on page 40 of the CD&A. For consistency, all data based on proxies filed on or before February 1, 2012.

Risk Management and Capital Commitments

The compensation program recognizes the operating and investment risk inherent in the industry; long stock holding periods and risk of forfeiture encourage executives to focus on sustainable operations and results over the long term.

This focus on sustainable operations and results is a critical success factor given the scale, operations risk, and long investment lead times of the capital commitment a of ExxonMobil.

To help put this capital commitment in perspective, in 2011 the Company invested more than $36 billion, which exceeds the market capitalization of most U.S.-based oil and gas companies. The recent history of annual capital commitments is as follows:

Capital and Exploration Expenditures

(billions of dollars)

40

30

20

10

2007 2008 2009 2010 2011

This capital commitment requires a disciplined and selective strategy of investment. It also requires strong project execution and risk management. The compensation program reinforces these priorities.

This rate of annual investment is in addition to a current level of capital employed that exceeds $175 billion.

Long-Term Business Performance and Basis for Compensation Decisions

The following charts and tables illustrate the effectiveness of ExxonMobil’s compensation program in delivering long-term superior results for shareholders. These results helped form the basis of compensation decisions made by the Compensation Committee in 2011 in addition to individual performance, experience, and level of responsibility.

Lost-Time Injuries and Illnesses

ExxonMobil Employees ExxonMobil Contractors

U.S. Petroleum Industry Benchmark(1)

(incidents per 200,000 work hours)

0.5 0.4 0.3 0.2 0.1

2000 01 02 03 04 05 06 07 08 09 10 2011(2)

(1) Employee safety data from participating American Petroleum Institute companies (2011 industry data not available at time of publication).

(2) Includes XTO Energy Inc. data.

Return on Average Capital Employed (ROCE)

ExxonMobil

Industry Group Average(1)

(percent)

35 30 25 20 15 10 5

2007 2008 2009 2010 2011

(1) Royal Dutch Shell, BP, and Chevron values are on a consistent basis with ExxonMobil, based on public information. For definitions and additional information concerning the calculation of ROCE, see page F-5 of the 2011 Financial Statements and Supplemental Information included with the 2012 Proxy Statement.

Ten-Year Cumulative Total Returns(1)

ExxonMobil S&P 500 Industry Group(2)

(dollars)

300 250 200 150 100 50

2001 02 03 04 05 06 07 08 09 10 2011

(1) The value of $100 invested in common stock of the company on January 1, 2001, assuming dividends are reinvested when paid.

(2) Royal Dutch Shell, BP, and Chevron.

Twenty-Year Cumulative Total Returns(1)

ExxonMobil S&P 500 Industry Group(2)

(dollars)

1,000 800 600 400 200

1991 93 95 97 99 01 03 05 07 09 2011

(1) The value of $100 invested in common stock of the company on January 1, 1991, assuming dividends are reinvested when paid.

(2) Royal Dutch Shell, BP, and Chevron.

The compensation strategies described herein are designed to support continuing performance of the business and total shareholder returns (TSR) over the long term. Some compensation models place more emphasis on shorter-term TSR, which generally has a low correlation with long-term results. For a more detailed analysis of the relationship between short- and long-term TSR, please refer to page 46 of the CD&A.

Financial and Operating Performance

The financial and operating results outlined below provide additional perspective on Company performance:

Earnings of $41 billion in 2011, increased by 35 percent versus 2010. Five-year annual average of $35 billion.

Total shareholder return was 18.7 percent in 2011 versus S&P 500 of 2.1 percent. Ten-year annual average of 10.4 percent, versus S&P 500 of 2.9 percent.

Distributed $29 billion to shareholders as dividends and share purchases in 2011, for a cash distribution yield of 8.0 percent. $262 billion in dividends plus share purchases since the beginning of 2000. Dividend payments per share increased for the 29th consecutive year.

Solid safety and operations performance supported by effective risk management.

Industry-leading return on average capital employed of 24.2 percent, with a five-year average of 25.6 percent.

Strategic Business Results

Another key factor underlying the compensation decisions made by the Compensation Committee in 2011 was the progress achieved on strategic priorities. The accomplishments outlined below are expected to have a positive impact on Company performance for decades.

- Expansion of opportunities in U.S. Gulf of Mexico and a major oil discovery with the Hadrian-5 exploration well.
- Strategic Cooperation Agreement with Rosneft to jointly participate in exploration and development activities in Russia, the United States, and other parts of the world.
- Strong progress on the following major projects:
    - Initial development of Kearl oil sands project in Canada;
    - Liquefied natural gas project in Papua New Guinea;
    - Expansion of opportunities in Iraq and other parts of the world;
    - Next phase of the Sakhalin-1 project in Russia; and,
    - Singapore Parallel Train/major Chemical expansion in Asia Pacific.
- Additional unconventional resource acquisitions enabled by XTO; continued leverage of XTO expertise to expand unconventional resource base in the United States and evaluate potential global unconventional opportunities in Argentina, Canada, Indonesia, and Poland.
- Completion of new facilities at refineries in Fawley, United Kingdom; and Sriracha, Thailand, increasing ultra-low sulfur diesel production capacity by more than 70 thousand barrels per day.
- Began construction of new world-class synthetic lubricant base stock plant in the United States.
- Restructuring of Lubes and Fuels Marketing business lines to further improve efficiencies and optimize returns.



CEO Compensation

- A substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. The Summary Compensation Table is on page 47 of the 2012 Proxy Statement.
- This long-term incentive pay will not actually be received by the CEO for many years in the future, and the value of this pay when realized may differ significantly from the amounts shown in the Summary Compensation Table, depending on how ExxonMobil actually performs.
- The table below illustrates the difference between pay shown in the Summary Compensation Table and the actual pay realized by the CEO since he was appointed to his current position in 2006:

CEO Reported Pay vs. Realized Pay

Year of Compensation	Reported Pay[1]	Realized Pay[2]	Realized Pay vs. Reported Pay
2011	$ 34,920,506	$ 24,637,196	-$ 10,283,310
2010	$ 28,952,558	$ 14,229,609	-$ 14,722,949
2009	$ 27,168,317	$ 8,530,165	-$ 18,638,152
2008	$ 32,211,079	$ 10,212,091	-$ 21,998,988
2007	$ 27,172,280	$ 12,884,308	-$ 14,287,972
2006	$ 22,440,807	$ 6,712,435	-$ 15,728,372

(1) Reported Pay is Total Compensation based on the current reporting rules for the Summary Compensation Table. Reported Pay for 2006-2008 includes the grant date value of restricted stock (rather than the annual expense value that was reported in the Summary Compensation Table for each of these years).

(2) Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously-granted Earnings Bonus Units (EBU), net spread on stock option exercises, market value at vesting of previously-granted restricted stock, and All Other Compensation amounts realized during the year. Excludes the value of new/unvested EBU and restricted stock grants, deferred compensation accruals, change in pension value, and other amounts that will not actually be received until a future date.

- To achieve alignment of the organization around the Company's principles and values, all U.S. executives (more than 1000), including the CEO, participate in common programs (the same salary, incentive, and retirement programs).

CEO Reported Pay – 2011

- **Restricted Stock Grant:** The 2011 restricted stock grant was awarded at the same share level as the last three years with vesting provisions described above. The value is $17.9 million based on a grant of 225,000 shares at the fair market value on date of grant.
- **Annual Bonus:** The annual bonus for the CEO was increased 30 percent in 2011 compared to a 35-percent increase in corporate earnings to over $41 billion. The bonus was calculated at the time of grant in November 2011 based on the estimated percentage change in 2011 earnings then adjusted down to temper the impact of commodity prices on earnings.
    - **Annual Bonus as a Percentage of Total Pay:** The bonus is intentionally a small portion (13 percent in 2011) of the CEO's total compensation to reflect the Committee's continuing emphasis on long-term compensation. Long-term, stock-based compensation represents 51 percent of total compensation.
    - **Delayed Bonus Feature:** Fifty percent of the annual bonus amount is delayed until ExxonMobil's cumulative earnings per share reach a specified level ($6.00 for

4

the 2011 grant versus $5.75 for 2010). The earnings-per-share threshold has been raised steadily over the years. For example, it was $3.00 in 2001. This delayed bonus feature further aligns the interests of senior executives with sustainable longer-term growth in shareholder value.

– Recoupment: The annual bonus is also subject to recoupment in the case of a material negative restatement of the Corporation’s financial or operating results.

Pay Alignment

The chart to the right illustrates how the percent change in “Reported Pay” has tracked changes in total shareholder returns (TSR) during the current CEO’s tenure.

Stock Options Granted 10 Years Prior

The column titled “Realized Pay” in the preceding table includes the value realized from the exercise of stock options that were granted in 2001 and in prior years. Specifically, 39 percent of 2011 “Realized Pay” includes the exercise of the last options granted to Mr. Tillerson, which would have expired if they had not been exercised in 2011. ExxonMobil has not granted any stock options to Mr. Tillerson or any other employee since 2001.

CEO Pay Alignment

Total Shareholder Return Index(1) CEO Pay(2)

(percent change) 30 20 10 0 -10 -20 2006 2007 2008 2009 2010 2011

(1) Percent change in TSR represents the annual change in stock price performance (as of fiscal year end), including reinvestment of dividends; 2006 represents the “base year.” (2) Refers to “Reported Pay,” which is Total Compensation based on the current reporting rules for the Summary Compensation Table. “Reported Pay” for 2006–2008 includes the grant date value of restricted stock (rather than the annual expense value that was reported in the Summary Compensation Table for each of these years).

Scale and Scope of ExxonMobil

The Compensation Committee believes that performance should be the primary basis on which compensation decisions are made, particularly annual changes in compensation.

At the same time, the Committee believes that the compensation program should recognize that our senior executives are responsible for managing a larger investment on behalf of shareholders relative to that of most other large, publicly traded companies.

The geographic scope involves conducting business in over 120 countries and territories. The following table puts into perspective the scale, scope, and complexity of ExxonMobil versus our comparator companies:

Scale of ExxonMobil vs. Comparator Companies(1)

($ in billions) Revenue(2) Market Capitalization Assets(3) Net Income(4)

Comparator Companies

Median ($) 109 173 134 10.1

75th Percentile ($) 131 185 200 12.9

90th Percentile ($) 222 210 230 15.7

ExxonMobil ($) 434 401 331 41.1

ExxonMobil Rank (percentile) 100 100 100 100

ExxonMobil

Multiple of Median

4.0x

2.3x

2.5x

4.1x

(1) Comparator companies consist of: AT&T, Boeing, Chevron, ConocoPhillips, General Electric, Hewlett-Packard, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. These comparator companies have been selected based on their alignment with ExxonMobil’s current business circumstances, as described in more detail on page 40 of the CD&A. Financial data reflect most recently available data disclosed by each company as of February 24, 2012 (including 8-K filings with preliminary fiscal year-end results for companies with calendar fiscal years). Market capitalization is as of December 31, 2011. (2) Trailing twelve months (TTM); excludes excise and other sales-based taxes, if applicable.

(3) Excludes General Electric due to lack of comparability resulting from how assets are quantified and reported for its financial business.

(4) Trailing twelve months (TTM).

The Committee does not suggest that compensation should be directly proportional to the relative size of the company in setting pay. Rather, the Committee places the most emphasis on individual performance and business results. At the same time, the Committee takes into consideration the size of the Company as one of several factors in determining compensation levels.

To put the size and scale challenge in perspective, the charts below illustrate the financial values managed from the previous table for each dollar of compensation paid to the CEO of ExxonMobil relative to the CEOs of our comparator companies.

ExxonMobil Financial Values Managed Per Dollar of CEO Compensation vs. Comparator Companies(1)

Comparator Companies: Median 75th Percentile ExxonMobil

(dollars)

16,000

14,000

12,000

10,000

8,000

6,000

4,000

2,000

Higher amount is more favorable

Multiple of Median

3.0x

2.2x

1.4x

(dollars)

1,600

1,400

1,200

1,000

800

600

400

200

3.1x

Revenue

Market Capitalization

Assets

Net Income

(1) For consistency, CEO compensation is based on most recent one-year Total Compensation as disclosed in the Summary Compensation Table of the proxy statements filed as of February 1, 2012. The comparator companies and financial data assumptions are the same as footnoted in the previous table.

Development and Retention of Executive Talent

Technical Depth and Experience: In our business, the technical depth and experience of executives can make a significant contribution to achieving superior business results. For this reason, the Committee believes that retaining high-quality executives for a career and developing their technical and leadership skills provide the Company with a strong competitive advantage.

Executive Development is an

Investment: ExxonMobil invests aggressively in the development of managers over their careers, which makes the retention of these same managers a high priority.

High Value of Experience,

Knowledge, and Skills: By the time these managers are promoted to senior levels in the Company, their expertise and proven performance would enable them to command large compensation packages in the marketplace from competitors that have not made the same level of investment in developing executive talent from within.

Rigorous Performance Assessments

Coupled With Long Experience:

All Named Executive Officers in the proxy have between 31 and 40 years of experience with ExxonMobil and have been subject to rigorous annual performance assessments throughout their careers with the Company. Under our assessment process, executives must continuously perform at the highest levels or they will be reassigned or separated from the Company.

Succession Planning: To support this strict meritocracy, we maintain a roster of highly qualified internal candidates for each key position.

No Employment Contracts: All of our senior executives are employed “at will,” with no employment contracts or severance programs; this reinforces for each executive the critical importance of continuing to achieve superior performance.

Prior Say-on-Pay Vote and Shareholder Engagement

The Compensation Committee has carefully considered the results of the 2011 advisory vote on executive compensation, in which over 67 percent of votes cast were “For” the compensation of the Named Executive Officers as described in the 2011 Proxy Statement.

The Committee also discussed the Company’s executive compensation program with its independent consultant, as described in more detail in the 2012 Proxy Statement. The Committee considered shareholder feedback on executive compensation received through a wide-ranging dialogue between management and numerous shareholders, including the Company’s largest shareholders, many of whom have held ExxonMobil stock for over a decade. This dialogue took place both before and after the 2011 advisory vote on 2010 compensation. This provided an excellent opportunity to discuss the linkage between pay and performance, including the Company’s long-standing philosophy that executive compensation should be based on long-term performance.

We concluded from this dialogue with shareholders, including those we learned voted “Against” the proposal, that there was no consensus recommendation for any specific change to the design of our compensation program. This dialogue also included discussion on whether the Company should consider the use of formula-based pay tied to shorter-term metrics such as one- and three-year total shareholder returns. We believe that applying a short-term, formula-based approach to ExxonMobil’s compensation program would undermine the uniquely long-term requirements of our proven business strategy, which are characterized by investment lead times that can span decades.

For example, a formula-based approach that relies heavily on one- or three-year total shareholder returns could encourage inappropriate risk taking and have a lasting and negative impact on ExxonMobil’s business by encouraging a focus on more immediate results at the expense of our long-term underlying business model. In contrast, the compensation program described herein is designed to ensure that executives maintain an unwavering focus on the long-term performance of the business. We expect this ongoing focus will continue to generate strong operating and financial results for the benefit of our long-term shareholders.

The Committee respects all shareholder votes, both “For” and “Against” our compensation program. The Committee is committed to continued engagement between shareholders and the Company to fully understand diverse viewpoints, while discussing and demonstrating the important connection between ExxonMobil’s compensation program, our business strategy, and long-term financial and operating performance.

Summary

ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years. It sets ExxonMobil apart and has established a culture of performance, integrity, reliability, and consistency. Through this business model and the underlying compensation program and management practices that support it, the Company has become the partner of choice for many national oil companies and major investors in the oil, gas, and petrochemical industry. We believe this business model and supporting compensation program will continue to serve shareholders well in the future.

ExxonMobil

Corporate Headquarters

5959 Las Colinas Blvd.

Irving, Texas 75039-2298

exxonmobil.com

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